Exhibit 23.1

K. R. MARGETSON LTD. #210, 905 West Pender Street Vancouver BC V6C 1L6 Canada	Chartered Professional Accountant Tel: 604.220.7704 Fax: 1.855.603.3228

CONSENT OF INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use, in the registration statement on Form S-1 of Madison Technologies, Inc. of my report dated April 14, 2020 on my audit of the financial statements of Madison Technologies, Inc. as of December 31, 2019 and 2018 and the related statements of operation, stockholders’ deficit and cash flows for each of the two years then ended and the related notes (collectively referred to as the financial statements) and the reference to my firm under the caption “Experts.”

/s/ K. R. Margetson Ltd., Chartered Professional Accountant

K. R. Margetson Ltd.

Vancouver BC

Canada

August 26, 2020